SECOND AMENDMENT
TO
KNIFE RIVER CORPORATION
401(k) RETIREMENT PLAN

The Knife River Corporation 401(k) Retirement Plan (the “Plan”), as established effective May 1, 2023, is amended by this Second Amendment effective as of January 1, 2024, except as specified below. All terms defined in the Plan shall have the same meanings when used herein. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1.The definition of “Hour of Service” under Article I is amended by adding the following new paragraph to the end thereof:

An Employee’s service with a predecessor affiliate or acquired company shall be counted in the determination of the Employee’s Hours of Service for vesting purposes, except as otherwise determined by the Committee or provided by an applicable definitive agreement. Notwithstanding the foregoing, if a qualified plan of the predecessor affiliate or acquired company is subsequently maintained by any Affiliate, an Employee’s service with such predecessor affiliate or acquired company shall be counted in the determination of his or her Hours of Service for vesting purposes.

2.Sections 4.6(b)(i) and (ii) are amended by replacing $5,000 with $7,000 in each instance where it appears, including in the headings of such sections.

3.The second paragraph under Section 4.6(b)(ii) is amended to read as follows and all other references to “age 72” in the Plan are replaced with “the Required Beginning Date”:

Notwithstanding the foregoing, the Participant may elect to defer distribution of his or her Accounts (by not requesting a distribution) until attainment of age 73 (age 72 if the Participant attained age 72 on or after January 1, 2010, and prior to January 1, 2023; and age 70½ if the Participant attained age 70½ prior to January 1, 2010) (the “Required Beginning Date”). As a result, if the Participant’s vested Accounts exceed $7,000, a distribution will not be made to the Participant before his or her Required Beginning Date without the Participant’s consent. Upon a Participant’s attainment of his or her Required Beginning Date, distribution of the Accounts shall commence as soon as practicable after such amounts are ascertained. If a Participant dies before his or her Required Beginning Date and the Participant’s surviving Spouse is the beneficiary, the surviving Spouse may elect to defer distribution of the Participant’s Accounts until the Participant would have attained his or her Required Beginning Date.

4.Effective January 1, 2025, the bulleted list under Section C-2 is amended by adding the following new bullet in alphabetical order of where it should appear in the list:

•Knife River Prestress, Inc.

5.Effective January 1, 2021, the table under Section E-8 is amended by adding the following new row for Ellis & Eastern Company in alphabetical order of where it should appear in the table (with the header row provided below for reference only):

Employer	Section E-3(i) Supplemental Contribution	Section E-3(ii) Supplemental Contribution
Ellis & Eastern Company	X
[Signature page follows.]

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The Plan is amended effective as of the dates specifically set forth above and executed by a duly authorized individual on the date set forth below.

KNIFE RIVER CORPORATION

Dated:     12-18-24                    By: /s/ Nathan W. Ring
Nathan W. Ring
Vice President and Chief Financial Officer

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